UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 24, 2015

Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-55201	38-3888962
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue, 14th Floor New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

Healthcare Trust, Inc. (the “Company”) previously announced its intention to list on a national stock exchange during the third quarter of 2015. In light of current market conditions, the Company’s board of directors, in consultation with the Company’s management, has determined it is in the best interest of the Company to not pursue the listing of the Company’s common stock during the third quarter of 2015. The board will continue to monitor market conditions and other factors with a view toward reevaluating the decision when market conditions are more favorable for a successful liquidity event.

Additionally, given the expected closing of the transaction between AMH Holdings (Cayman), L.P., an affiliate of Apollo Global Management, LLC, and AR Capital, LLC, the parent of the Company’s sponsor, the Company’s management has recommended that no further action be taken with respect to the pursuit of a liquidity event until the merger transaction is completed.

As previously disclosed, the Company had decided not to publish an estimate of per share value because of the proposed listing.  In light of the decision described above, the Company anticipates publishing an estimate of share value to comply with the new rules described in FINRA Regulatory Notice 15-02, which become effective in April 2016, unless the Company lists its common stock prior to such time. In the interim, the Company will continue to offer shares pursuant to its distribution reinvestment program at $23.75 per share, and to repurchase shares pursuant to the share repurchase program at a price calculated based on the offering price in the primary offering.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HEALTHCARE TRUST, INC.

Date: September 24, 2015	By:	/s/ Thomas P. D’Arcy
Thomas P. D’Arcy
Chief Executive Officer and President